UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-A/A

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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

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Kezar Life Sciences, Inc.

(Exact name of Registrant as specified in its charter)

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Delaware	47-3366145
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer I.D. No.)

4000 Shoreline Court, Suite 300, South San Francisco, CA, 94080
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	The Nasdaq Stock Market LLC

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If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:
None.

The undersigned registrant hereby amends the Registration Statement on Form 8-A filed by the registrant with the Securities and Exchange Commission on October 17, 2024 as set forth below:

Item 1. Description of Securities to be Registered.

On October 17, 2024, the Board of Directors (the “Board”) of Kezar Life Sciences, Inc. (the “Company”), a Delaware corporation, declared a dividend of one preferred share purchase right (“Right”) for each outstanding share of common stock, par value $0.001 per share, of the Company, and adopted a stockholder rights plan, as set forth in the Rights Agreement, dated as of October 17, 2024 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent. The dividend was payable to stockholders of record of the Company as of the close of business on October 28, 2024.

On October 29, 2024, the Company effected a one-for-ten reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding common stock by filing with the Secretary of State of the State of Delaware a Certificate of Amendment of its Amended and Restated Certificate of Incorporation (the “Charter Amendment”). Each ten shares of common stock outstanding at the time the Reverse Stock Split was effected were converted into one share of common stock. In connection with the Reverse Stock Split, pursuant to Section 11(o) of the Rights Agreement, the number of shares of Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), purchasable upon the exercise of each Right was increased from one one-thousandth of a Preferred Share to one one-hundredth of a Preferred Share and the number of outstanding Rights was decreased by a factor of ten such that each share of common stock outstanding immediately after the Reverse Stock Split has issued with respect to it one Right. The exercise price of each Right was also adjusted such that each Right will allow its holder to purchase from the Company one one-hundredth of a Preferred Share for $71.60, once the Rights become exercisable.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is attached to this Registration Statement on Form 8-A/A as Exhibit 4.1 and is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of the Company’s Current Report on Form 8-K filed on October 17, 2024 and is qualified in its entirety by reference to the full text of the Rights Agreement. The description of the Reverse Stock Split is incorporated by reference to the description set forth under Item 3.03 of the Company’s Current Report on Form 8-K filed on October 28, 2024 and is qualified in its entirety by reference to the full text of the Charter Amendment, which is attached to this Registration Statement on Form 8-A/A as Exhibit 3.2 and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

3.1

Certificate of Designations of Series A Junior Participating Preferred Stock of Kezar Life Sciences, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on October 17, 2024).

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on October 28, 2024).

4.1

Rights Agreement, dated as of October 17, by and between Kezar Life Sciences, Inc. and Computershare Trust Company, N.A., as rights agent, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on October 17, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 29, 2024

KEZAR LIFE SCIENCES, INC.

By:	/s/ Marc L. Belsky
Name: Marc L. Belsky
Title: Chief Financial Officer and Secretary